Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $55.6 Million, or $1.61 Per Diluted Share, for First Quarter 2023;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - April 19, 2023 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $55.6 million, or $1.61 per diluted share, for the first quarter of 2023, a 2% increase compared to $54.4 million, or $1.58 per diluted share, for the preceding quarter and a 26% increase compared to $44.0 million, or $1.27 per diluted share, for the first quarter of 2022. Banner’s first quarter 2023 results include $524,000 in recapture of provision for credit losses, compared to $6.7 million of provision for credit losses in the preceding quarter and $7.0 million in recapture of provision for credit losses in the first quarter of 2022.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable May 12, 2023, to common shareholders of record on May 2, 2023.
“While the pace of change continues to accelerate in markets we serve, and throughout the global economy, our business model, which emphasizes moderate risk and strong relationship banking continues to generate strong financial results,” said Mark Grescovich, President and CEO. “Banner’s first quarter 2023 operating results reflect the continued successful execution of our super community bank strategy. Our performance for the first quarter of 2023 benefited from higher yields on interest-earning assets and an improved mix of earnings assets that led to net interest margin expansion. Further, the continued focus on growing client relationships is serving us well, with core deposits representing 93% of total deposits at quarter end. Banner’s overarching goals continue to be to do the right thing for our clients, communities, colleagues and shareholders; and to provide a consistent and reliable source of commerce and capital through all economic cycles.”
At March 31, 2023, Banner Corporation had $15.53 billion in assets, $10.02 billion in net loans and $13.15 billion in deposits. Banner operates 137 full service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
First Quarter 2023 Highlights
•Revenues decreased 6% to $162.6 million, compared to $172.1 million in the preceding quarter, and increased 18% compared to $138.1 million in the first quarter a year ago.
•Net interest income decreased 4% to $153.3 million in the first quarter of 2023, compared to $159.1 million in the preceding quarter and increased 29% compared to $118.7 million in the first quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 4.30%, compared to 4.23% in the preceding quarter and 3.18% in the first quarter a year ago.
•Mortgage banking revenues increased 16% to $2.7 million, compared to $2.3 million in the preceding quarter, and decreased 39% compared to $4.4 million in the first quarter a year ago.
•Return on average assets was 1.44%, compared to 1.34% in the preceding quarter and 1.06% in the first quarter a year ago.
•Net loans receivable increased to $10.02 billion at March 31, 2023, compared to $10.01 billion at December 31, 2022, and increased 11% compared to $9.02 billion at March 31, 2022.
•Non-performing assets increased to $27.1 million, or 0.17% of total assets, at March 31, 2023, compared to $23.4 million, or 0.15% of total assets at December 31, 2022, and $19.1 million, or 0.11% of total assets, at March 31, 2022.
•The allowance for credit losses - loans was $141.5 million, or 1.39% of total loans receivable, as of March 31, 2023, compared to $141.5 million, or 1.39% of total loans receivable as of December 31, 2022 and $125.5 million, or 1.37% of total loans receivable as of March 31, 2022.
•Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) decreased to $12.20 billion at March 31, 2023, compared to $12.90 billion at December 31, 2022, and to $13.72 billion a year ago. Core deposits represented 93% of total deposits at March 31, 2023.
•Banner Bank’s uninsured deposits were 33% of total deposits at March 31, 2023, compared to 35% at December 31, 2022.
•Banner Bank’s uninsured deposits excluding collateralized public deposits and affiliate deposits were 31% at March 31, 2023, compared to 33% at December 31, 2022.
•Available borrowing capacity was $4.25 billion at March 31, 2023, compared to $4.31 billion at December 31, 2022.
•On balance sheet liquidity was $3.40 billion at March 31, 2023, compared to $3.77 billion at December 31, 2022.

BANR - First Quarter 2023 Results
April 19, 2023

•Dividends paid to shareholders were $0.48 per share in the quarter ended March 31, 2023, up from $0.44 per share in the quarter ended December 31, 2022.
•Common shareholders’ equity per share increased 5% to $44.64 at March 31, 2023, compared to $42.59 at the preceding quarter end, and decreased 2% from $45.49 a year ago.
•Tangible common shareholders’ equity per share* increased 7% to $33.52 at March 31, 2023, compared to $31.41 at the preceding quarter end, and decreased 2% from $34.25 a year ago.

*Non-GAAP (Generally Accepted Accounting Principles) measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $153.3 million in the first quarter of 2023, compared to $159.1 million in the preceding quarter and $118.7 million in the first quarter a year ago. Banner’s net interest margin on a tax equivalent basis was 4.30% for the first quarter of 2023, a seven basis-point increase compared to 4.23% in the preceding quarter and a 112 basis-point increase compared to 3.18% in the first quarter a year ago. “Rising market interest rates during the quarter resulted in yields on loans and investment securities increasing at a faster pace than our funding costs which improved our net interest margin,” said Grescovich.
Average yields on interest-earning assets increased 28 basis points to 4.68% for the first quarter of 2023, compared to 4.40% for the preceding quarter and increased 139 basis points compared to 3.29% in the first quarter a year ago. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 475 basis points, including 50 basis points during the first quarter of 2023, to a range of 4.75% to 5.00%. The increase in average yields on interest-earning assets during the current quarter reflects the benefit of variable rate interest-earning assets repricing higher, as well as new loans being originated at higher interest rates. Average loan yields increased 24 basis points to 5.38% compared to 5.14% in the preceding quarter and increased 88 basis points compared to 4.50% in the first quarter a year ago. The increase in average loan yields during the current quarter compared to the preceding and prior year quarters was primarily the result of rising interest rates. The year-over-year increase in average loan yields was partially offset by a decline in the recognition of deferred loan fee income due to loan repayments from U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loan forgiveness compared to the prior year quarter. Total deposit costs were 0.28% in the first quarter of 2023, which was an 18 basis-point increase compared to the preceding quarter and a 22 basis-point increase compared to the first quarter a year ago. The increase in the costs of deposits was due to elevated competition for deposits, an increase in the mix of higher cost CDs and the lag effect of prior market rate increases on current period deposit costs. The total cost of funding liabilities was 0.40% during the first quarter of 2023, a 22 basis-point increase compared to 0.18% in the preceding quarter and a 28 basis-point increase compared to 0.12% first quarter a year ago.
Banner recorded a $524,000 recapture of provision for credit losses in the current quarter (comprised of a $774,000 provision for credit losses - loans, a $1.3 million recapture of provision for credit losses - unfunded loan commitments and a $20,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $6.7 million provision for credit losses in the prior quarter (comprised of a $6.0 million provision for credit losses - loans, a $680,000 provision for credit losses - unfunded loan commitments and a $19,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $7.0 million recapture of provision for credit losses in the first quarter a year ago (comprised of a $7.4 million recapture of provision for credit losses - loans, a $428,000 provision for credit losses - unfunded loan commitments and a $13,000 recapture of provision for credit losses - held-to-maturity debt securities). The recapture of provision for credit losses for the current quarter primarily reflects a decrease in unfunded construction loan commitments, which was partially offset by higher net loan charge-offs during the current quarter. The provision for credit losses for the preceding quarter primarily reflects loan growth and, to a lesser extent, a deterioration in forecasted economic indicators utilized to estimate credit losses.
Total non-interest income was $9.3 million in the first quarter of 2023, compared to $13.1 million in the preceding quarter and $19.4 million in the first quarter a year ago. The decrease in non-interest income during the current quarter, compared to the prior quarter was primarily due to a $7.3 million net loss on the sale of securities recorded during the current quarter, compared to a $3.7 million net loss on the sale of securities in the preceding quarter. The decrease in non-interest income during the current quarter, compared to the prior year quarter was primarily due to a $1.7 million decrease in mortgage banking revenues and the previously mentioned net loss recognized on the sale of securities during the current quarter. Deposit fees and other service charges were $10.6 million in the first quarter of 2023, compared to $10.8 million in the preceding quarter and $11.2 million in the first quarter a year ago.
Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, were $2.7 million in the first quarter of 2023, compared to $2.3 million in the preceding quarter and $4.4 million in the first quarter a year ago. The increase from the preceding quarter primarily reflects an increase in the volume of one-to four family loans sold. The decrease from the first quarter of 2022 primarily reflects a reduction in the volume and a decrease in the gain on sale margin for one- to four-family loans sold. The reduction in the volume of one- to four-family loans sold compared to the prior year quarter primarily reflects reduced refinancing activity, as well as decreased purchase activity as interest rates increased. Home purchase activity accounted for 88% of one- to four-family mortgage loan originations in the first quarter of 2023, compared to 90% in the preceding quarter and was 54% in the first quarter of 2022. Mortgage banking revenue included a $295,000 lower of cost or market upward adjustment on multifamily held for sale loans for the current quarter due to decreases in market interest rates during the first quarter as well as $87,000 of gain recognized on the sale of multifamily loans. This compares to a $723,000 lower of cost or market upward adjustment recorded during the preceding quarter due to the transfer of multifamily held for sale loans to held for investment portfolio loans, partially offset by a negative fair value adjustment on multifamily held for sale loans. There were no multifamily loans sold during the preceding quarter. During the first quarter of 2022, a $603,000 lower of cost or market downward adjustment was recorded due to increases in market rates, partially offset by $340,000 of gain recognized on the sale of multifamily loans.

BANR - First Quarter 2023 Results
April 19, 2023

First quarter 2023 non-interest income also included a $552,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading and limited partnership investments, and a $7.3 million net loss on the sale of securities. In the preceding quarter, results included a $157,000 net gain for fair value adjustments and a $3.7 million net loss on the sale of securities. In the first quarter a year ago, results included a $49,000 net gain for fair value adjustments and a $435,000 net gain on the sale of securities.
Total revenue decreased 6% to $162.6 million for the first quarter of 2023, compared to $172.1 million in the preceding quarter, and increased 18% compared to $138.1 million in the first quarter of 2022. Adjusted revenue* (the total of net interest income and total non-interest income excluding the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $170.4 million in the first quarter of 2023, compared to $175.7 million in the preceding quarter and $137.6 million in the first quarter a year ago.
Total non-interest expense was $94.6 million in the first quarter of 2023, compared to $99.0 million in the preceding quarter and $91.2 million in the first quarter of 2022. The decrease in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $1.5 million decrease in occupancy and equipment expenses, primarily reflecting increased building rent expense due to lease buyouts as well as weather related increases in building maintenance expense during the prior quarter and a $4.2 million decrease in professional and legal expenses, primarily due to a $3.5 million accrual recorded during the prior quarter in relation to a potential settlement of a pending litigation matter, partially offset by a $1.4 million decrease in capitalized loan origination costs, primarily due to decreased loan production and a $1.1 million increase in salary and employee benefits expense. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects an increase in salary and employee benefits expense and a decrease in capitalized loan origination costs, partially offset by a decrease in occupancy and equipment expenses and a $793,000 loss on extinguishment of debt as a result of the redemption of $50.5 million of junior subordinated debentures during the first quarter of 2022. Banner’s efficiency ratio was 58.20% for the first quarter, compared to 57.52% in the preceding quarter and 66.04% in the same quarter a year ago. Banner’s adjusted efficiency ratio* was 54.23% for the first quarter, compared to 54.43% in the preceding quarter and 62.09% in the year ago quarter.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Federal and state income tax expense totaled $12.9 million for the first quarter of 2023 resulting in an effective tax rate of 18.9%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate is 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

Balance Sheet Review
Total assets decreased 2% to $15.53 billion at March 31, 2023, compared to $15.83 billion at December 31, 2022, and decreased 7% from $16.78 billion at March 31, 2022. The total of securities and interest-bearing deposits held at other banks totaled $3.99 billion at March 31, 2023, compared to $4.28 billion at December 31, 2022 and $6.06 billion at March 31, 2022. The decrease compared to the prior quarter was primarily due to the sale of $150.1 million of securities as well as $150.0 million of reverse repurchase agreements maturing during the current quarter, while the decrease compared to the prior year quarter was primarily due to a decrease in interest-bearing deposits held at other banks. The average effective duration of the securities portfolio was approximately 6.6 years at March 31, 2023, compared to 6.2 years at March 31, 2022.
Total loans receivable increased to $10.16 billion at March 31, 2023, compared to $10.15 billion at December 31, 2022, and $9.15 billion at March 31, 2022. One- to four-family residential loans increased 7% to $1.25 billion at March 31, 2023, compared to $1.17 billion at December 31, 2022, and increased 74% compared to $718.4 million a year ago. The increase in one- to four-family residential loans was primarily the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new production. Multifamily real estate loans increased 8% to $696.9 million at March 31, 2023, compared to $645.1 million at December 31, 2022, and increased 16% compared to $598.6 million a year ago. The increase in multifamily loans was primarily due to transferring $54.0 million of multifamily held for sale loans to the held for investment loan portfolio during the fourth quarter of 2022 as well as multifamily construction loans converting to multifamily portfolio loans as construction was completed. Commercial business loans totaled $2.23 billion at both March 31, 2023 and December 31, 2022, and increased 14% compared to $1.96 billion a year ago, primarily due to new loan production during 2022. Total construction, land and land development loans decreased to $1.47 billion at March 31, 2023, compared to $1.49 billion at December 31, 2022, as a result of a decrease in one- to four-family construction loans.
Loans held for sale were $49.0 million at March 31, 2023, compared to $56.9 million at December 31, 2022, and $64.2 million at March 31, 2022. One- to four- family residential mortgage loans sold totaled $40.5 million in the current quarter, compared to $39.3 million in the preceding quarter and $210.4 million in the first quarter a year ago, while multifamily loans sold totaled $7.6 million during the first quarter of 2023, compared to none sold in the preceding quarter and $15.8 million sold in the first quarter a year ago.
Total deposits decreased to $13.15 billion at March 31, 2023, compared to $13.62 billion at December 31, 2022, and $14.52 billion a year ago. The decline in deposits was primarily due to interest rate sensitive clients moving a portion of their non-operating deposit balances to higher yielding investments. Non-interest-bearing account balances decreased 7% to $5.76 billion at March 31, 2023, compared to $6.18 billion at December 31, 2022, and 11% compared to $6.49 billion a year ago. Core deposits were 93% of total deposits at March 31, 2023, 95% of total deposits at December 31, 2022 and 94% of total deposits at March 31, 2022. Certificates of deposit increased 31% to $949.9 million at March 31, 2023, compared to $723.5 million at December 31, 2022, and increased 19% compared to $800.4 million a year earlier. The increase in certificates of deposits during the current quarter was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposits.

BANR - First Quarter 2023 Results
April 19, 2023

Banner Bank’s uninsured deposits were $4.42 billion or 33% of total deposits at March 31, 2023, compared to $4.84 billion or 35% of total deposits at December 31, 2022. The uninsured deposit calculation includes $277.7 million and $304.2 million of collateralized public deposits at March 31, 2023 and December 31, 2022, respectively. Uninsured deposits also include cash held by the holding company of $88.0 million and $77.2 million at March 31, 2023 and December 31, 2022, respectively. Banner Bank’s uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 31% of deposits at March 31, 2023, compared to 33% of total deposits at December 31, 2022.
Banner had $170.0 million of FHLB borrowings at March 31, 2023, compared to $50.0 million at December 31, 2022 and none a year ago. At March 31, 2023, Banner’s off-balance sheet liquidity included additional borrowing capacity of $2.84 billion at the FHLB and $1.29 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At March 31, 2023, total common shareholders’ equity was $1.53 billion, or 9.86% of assets, compared to $1.46 billion or 9.20% of assets at December 31, 2022, and $1.56 billion or 9.32% of assets a year ago. The increase in total common shareholders’ equity at March 31, 2023 compared to December 31, 2022 was primarily due to a $38.9 million increase in retained earnings as a result of $55.6 million in net income, partially offset by the payment of cash dividends during the quarter and a $37.1 million decrease in accumulated other comprehensive loss due to an increase in the fair value of the security portfolio. The decrease in total common shareholders’ equity from March 31, 2022 reflects a $171.5 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in interest rates during 2022, the repurchase of 200,000 shares of common stock in the second quarter of 2022 at an average cost of $54.80 per share, and the payment of cash dividends, partially offset by a $38.9 million increase in retained earnings. At March 31, 2023, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.15 billion, or 7.59% of tangible assets*, compared to $1.07 billion, or 6.95% of tangible assets, at December 31, 2022, and $1.18 billion, or 7.18% of tangible assets, a year ago.
Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At March 31, 2023, Banner's estimated common equity Tier 1 capital ratio was 11.80%, its estimated Tier 1 leverage capital to average assets ratio was 9.96%, and its estimated total capital to risk-weighted assets ratio was 14.45%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

Credit Quality
The allowance for credit losses - loans was $141.5 million, or 1.39% of total loans receivable and 528% of non-performing loans, at March 31, 2023, compared to $141.5 million, or 1.39% of total loans receivable and 615% of non-performing loans, at December 31, 2022, and $125.5 million, or 1.37% of total loans receivable and 674% of non-performing loans, at March 31, 2022. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $13.4 million at March 31, 2023, compared to $14.7 million at December 31, 2022 and $12.9 million at March 31, 2022. Net loan charge-offs totaled $782,000 in the first quarter of 2023, compared to net loan charge-offs of $496,000 in the preceding quarter and net loan recoveries of $748,000 in the first quarter a year ago. Non-performing loans were $26.8 million at March 31, 2023, compared to $23.0 million at December 31, 2022, and $18.6 million a year ago.
Substandard loans were $148.0 million at March 31, 2023, compared to $137.2 million at December 31, 2022, and $178.4 million a year ago. The increase from the prior quarter related primarily to commercial real estate loan downgrades in the quarter. The decrease from a year ago primarily reflects the payoff of substandard loans as well as risk rating upgrades during 2022.
Total non-performing assets were $27.1 million, or 0.17% of total assets, at March 31, 2023, compared to $23.4 million, or 0.15% of total assets, at December 31, 2022, and $19.1 million, or 0.11% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday April 20, 2023, at 8:00 a.m. PDT, to discuss its first quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 703224 to participate in the call. A replay will be available for one week at (866) 813-9403 using access code 657206 or at www.bannerbank.com.
About the Company
Banner Corporation is a $15.53 billion bank holding company operating one commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - First Quarter 2023 Results
April 19, 2023

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to the COVID-19 pandemic, including the possibility of new COVID-19 variants; (2) the uncertain impacts of quantitative tightening and current and future monetary policies of the Federal Reserve; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (4) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (5) competitive pressures among depository institutions; (6) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (7) the transition away from the London Interbank Offered Rate (LIBOR) toward new interest rate benchmarks; (8) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (9) fluctuations in real estate values; (10) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (11) the ability to access cost-effective funding; (12) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (13) changes in financial markets; (14) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular, including the risk of inflation; (15) the costs, effects and outcomes of litigation; (16) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (17) changes in accounting principles, policies or guidelines; (18) future acquisitions by Banner of other depository institutions or lines of business; (19) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (20) the costs associated with Banner Forward; (21) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (22) other risks detailed from time to time in Banner’s filings with the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - First Quarter 2023 Results
April 19, 2023

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
INTEREST INCOME:
Loans receivable	$133,257	$129,450	$100,350
Mortgage-backed securities	18,978	19,099	14,109
Securities and cash equivalents	14,726	17,009	8,432
Total interest income	166,961	165,558	122,891
INTEREST EXPENSE:
Deposits	9,244	3,623	2,086
Federal Home Loan Bank (FHLB) advances	1,264	198	291
Other borrowings	381	132	84
Subordinated debt	2,760	2,534	1,776
Total interest expense	13,649	6,487	4,237
Net interest income	153,312	159,071	118,654
(RECAPTURE) PROVISION FOR CREDIT LOSSES	(524)	6,704	(6,961)
Net interest income after (recapture) provision for credit losses	153,836	152,367	125,615
NON-INTEREST INCOME:
Deposit fees and other service charges	10,562	10,821	11,189
Mortgage banking operations	2,691	2,311	4,440
Bank-owned life insurance	2,188	2,120	1,631
Miscellaneous	1,640	1,382	1,683
	17,081	16,634	18,943
Net (loss) gain on sale of securities	(7,252)	(3,721)	435
Net change in valuation of financial instruments carried at fair value	(552)	157	49
Total non-interest income	9,277	13,070	19,427
NON-INTEREST EXPENSE:
Salary and employee benefits	61,389	60,309	59,486
Less capitalized loan origination costs	(3,431)	(4,877)	(6,230)
Occupancy and equipment	11,970	13,506	13,220
Information and computer data services	7,147	6,535	6,651
Payment and card processing services	4,618	5,109	4,896
Professional and legal expenses	2,121	6,328	2,180
Advertising and marketing	806	1,350	461
Deposit insurance	1,890	1,739	1,524
State and municipal business and use taxes	1,300	1,304	1,162
Real estate operations, net	(277)	28	(79)
Amortization of core deposit intangibles	1,050	1,215	1,424
Loss on extinguishment of debt	—	—	793
Miscellaneous	6,038	6,467	5,707
Total non-interest expense	94,621	99,013	91,195
Income before provision for income taxes	68,492	66,424	53,847
PROVISION FOR INCOME TAXES	12,937	12,044	9,884
NET INCOME	$55,555	$54,380	$43,963
Earnings per common share:
Basic	$1.62	$1.59	$1.28
Diluted	$1.61	$1.58	$1.27
Cumulative dividends declared per common share	$0.48	$0.44	$0.44
Weighted average number of common shares outstanding:
Basic	34,239,533	34,226,162	34,300,742
Diluted	34,457,869	34,437,151	34,598,436
Increase in common shares outstanding	114,522	2,259	120,152

BANR - First Quarter 2023 Results
April 19, 2023

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$194,629	$198,154	$414,780	(1.8)%	(53.1)%
Interest-bearing deposits	48,363	44,908	1,573,608	7.7%	(96.9)%
Total cash and cash equivalents	242,992	243,062	1,988,388	—%	(87.8)%
Securities - trading	28,591	28,694	27,354	(0.4)%	4.5%
Securities - available for sale, amortized cost $3,040,211, $3,218,777 and $3,315,213, respectively	2,653,860	2,789,031	3,147,547	(4.8)%	(15.7)%
Securities - held to maturity, fair value $957,062, $942,180 and $968,540, respectively	1,109,595	1,117,588	1,015,522	(0.7)%	9.3%
Total securities	3,792,046	3,935,313	4,190,423	(3.6)%	(9.5)%
FHLB stock	16,800	12,000	10,000	40.0%	68.0%
Securities purchased under agreements to resell	150,000	300,000	300,000	(50.0)%	(50.0)%
Loans held for sale	49,016	56,857	64,218	(13.8)%	(23.7)%
Loans receivable	10,160,684	10,146,724	9,146,629	0.1%	11.1%
Allowance for credit losses – loans	(141,457)	(141,465)	(125,471)	—%	12.7%
Net loans receivable	10,019,227	10,005,259	9,021,158	0.1%	11.1%
Accrued interest receivable	52,094	57,284	41,827	(9.1)%	24.5%
Property and equipment, net	136,362	138,754	142,594	(1.7)%	(4.4)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	8,390	9,440	13,431	(11.1)%	(37.5)%
Bank-owned life insurance	299,754	297,565	294,556	0.7%	1.8%
Operating lease right-of-use assets	47,106	49,283	52,792	(4.4)%	(10.8)%
Other assets	346,695	355,493	283,663	(2.5)%	22.2%
Total assets	$15,533,603	$15,833,431	$16,776,171	(1.9)%	(7.4)%
LIABILITIES
Deposits:
Non-interest-bearing	$5,764,009	$6,176,998	$6,494,852	(6.7)%	(11.3)%
Interest-bearing transaction and savings accounts	6,440,261	6,719,531	7,228,558	(4.2)%	(10.9)%
Interest-bearing certificates	949,932	723,530	800,364	31.3%	18.7%
Total deposits	13,154,202	13,620,059	14,523,774	(3.4)%	(9.4)%
Advances from FHLB	170,000	50,000	—	240.0%	nm
Other borrowings	214,564	232,799	266,778	(7.8)%	(19.6)%
Subordinated notes, net	99,046	98,947	98,658	0.1%	0.4%
Junior subordinated debentures at fair value	74,703	74,857	70,510	(0.2)%	5.9%
Operating lease liabilities	52,772	55,205	57,343	(4.4)%	(8.0)%
Accrued expenses and other liabilities	191,326	200,839	148,689	(4.7)%	28.7%
Deferred compensation	45,295	44,293	46,639	2.3%	(2.9)%
Total liabilities	14,001,908	14,376,999	15,212,391	(2.6)%	(8.0)%
SHAREHOLDERS’ EQUITY
Common stock	1,293,225	1,293,959	1,298,212	(0.1)%	(0.4)%
Retained earnings	564,106	525,242	419,659	7.4%	34.4%
Accumulated other comprehensive loss	(325,636)	(362,769)	(154,091)	(10.2)%	111.3%
Total shareholders’ equity	1,531,695	1,456,432	1,563,780	5.2%	(2.1)%
Total liabilities and shareholders’ equity	$15,533,603	$15,833,431	$16,776,171	(1.9)%	(7.4)%
Common Shares Issued:
Shares outstanding at end of period	34,308,540	34,194,018	34,372,784
Common shareholders’ equity per share (1)	$44.64	$42.59	$45.49
Common shareholders’ tangible equity per share (1) (2)	$33.52	$31.41	$34.25
Common shareholders’ tangible equity to tangible assets (2)	7.59%	6.95%	7.18%
Consolidated Tier 1 leverage capital ratio	9.96%	9.45%	8.58%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$865,705	$845,320	$872,801	2.4%	(0.8)%
Investment properties	1,520,261	1,589,975	1,670,896	(4.4)%	(9.0)%
Small balance CRE	1,179,749	1,200,251	1,162,164	(1.7)%	1.5%
Multifamily real estate	696,864	645,071	598,588	8.0%	16.4%
Construction, land and land development:
Commercial construction	191,051	184,876	179,796	3.3%	6.3%
Multifamily construction	362,425	325,816	274,015	11.2%	32.3%
One- to four-family construction	584,655	647,329	582,800	(9.7)%	0.3%
Land and land development	329,438	328,475	317,560	0.3%	3.7%
Commercial business:
Commercial business	1,260,478	1,275,813	1,081,847	(1.2)%	16.5%
SBA PPP	5,569	7,594	57,854	(26.7)%	(90.4)%
Small business scored	960,650	947,092	817,065	1.4%	17.6%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	272,377	294,743	244,580	(7.6)%	11.4%
SBA PPP	330	334	708	(1.2)%	(53.4)%
One- to four-family residential	1,252,104	1,173,112	718,403	6.7%	74.3%
Consumer:
Consumer—home equity revolving lines of credit	564,334	566,291	470,485	(0.3)%	19.9%
Consumer—other	114,694	114,632	97,067	0.1%	18.2%
Total loans receivable	$10,160,684	$10,146,724	$9,146,629	0.1%	11.1%
Loans 30 - 89 days past due and on accrual	$14,037	$17,186	$9,611
Total delinquent loans (including loans on non-accrual), net	$37,251	$32,371	$19,231
Total delinquent loans / Total loans receivable	0.37%	0.32%	0.21%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2023		Dec 31, 2022	Mar 31, 2022	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$4,808,821	47.3%	$4,777,546	$4,254,748	0.7%	13.0%
California	2,490,666	24.5%	2,484,980	2,195,904	0.2%	13.4%
Oregon	1,823,057	17.9%	1,826,743	1,629,281	(0.2)%	11.9%
Idaho	565,335	5.6%	565,586	541,706	—%	4.4%
Utah	67,085	0.7%	75,967	84,720	(11.7)%	(20.8)%
Other	405,720	4.0%	415,902	440,270	(2.4)%	(7.8)%
Total loans receivable	$10,160,684	100.0%	$10,146,724	$9,146,629	0.1%	11.1%

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Commercial real estate	$75,768	$117,787	$87,421
Multifamily real estate	35,520	8,881	21,169
Construction and land	247,842	301,804	545,475
Commercial business	131,826	298,396	272,513
Agricultural business	23,181	24,314	28,676
One-to four-family residential	34,265	83,491	55,821
Consumer	60,888	102,502	121,959
Total loan originations (excluding loans held for sale)	$609,290	$937,175	$1,133,034

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$141,465	$135,918	$132,099
Provision (recapture) for credit losses – loans	774	6,043	(7,376)
Recoveries of loans previously charged off:
Commercial real estate	184	88	87
Construction and land	—	—	384
One- to four-family real estate	117	18	40
Commercial business	119	616	149
Agricultural business, including secured by farmland	109	91	118
Consumer	169	153	216
	698	966	994
Loans charged off:
Commercial real estate	—	—	(2)
Construction and land	—	—	(5)
One- to four-family real estate	(30)	—	—
Commercial business	(1,158)	(1,231)	(82)
Consumer	(292)	(231)	(157)
	(1,480)	(1,462)	(246)
Net (charge-offs) recoveries	(782)	(496)	748
Balance, end of period	$141,457	$141,465	$125,471
Net (charge-offs) recoveries / Average loans receivable	(0.008)%	(0.005)%	0.008%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Specific or allocated credit loss allowance:
Commercial real estate	$42,975	$44,086	$47,264
Multifamily real estate	8,475	7,734	7,183
Construction and land	28,433	29,171	26,679
One- to four-family real estate	15,736	14,729	8,109
Commercial business	33,735	33,299	26,655
Agricultural business, including secured by farmland	3,094	3,475	2,586
Consumer	9,009	8,971	6,995
Total allowance for credit losses – loans	$141,457	$141,465	$125,471
Allowance for credit losses - loans / Total loans receivable	1.39%	1.39%	1.37%
Allowance for credit losses - loans / Non-performing loans	528%	615%	674%

	Quarters Ended
CHANGE IN THE	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$14,721	$14,041	$12,432
(Recapture) provision for credit losses - unfunded loan commitments	(1,278)	680	428
Balance, end of period	$13,443	$14,721	$12,860

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,815	$3,683	$10,618
Construction and land	172	181	119
One- to four-family	6,789	5,236	2,199
Commercial business	9,365	9,886	1,845
Agricultural business, including secured by farmland	4,074	594	1,021
Consumer	2,247	2,126	2,123
	25,462	21,706	17,925
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
One- to four-family	445	1,023	210
Commercial business	—	—	351
Consumer	865	264	121
	1,310	1,287	682
Total non-performing loans	26,772	22,993	18,607
REO	340	340	429
Other repossessed assets	17	17	17
Total non-performing assets	$27,129	$23,350	$19,053
Total non-performing assets to total assets	0.17%	0.15%	0.11%

	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
LOANS BY CREDIT RISK RATING

Pass	$10,008,385	$10,000,493	$8,961,358
Special Mention	4,251	9,081	6,908
Substandard	148,048	137,150	178,363
Total	$10,160,684	$10,146,724	$9,146,629

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$5,764,009	$6,176,998	$6,494,852	(6.7)%	(11.3)%
Interest-bearing checking	1,794,477	1,811,153	1,971,936	(0.9)%	(9.0)%
Regular savings accounts	2,502,084	2,710,090	2,853,891	(7.7)%	(12.3)%
Money market accounts	2,143,700	2,198,288	2,402,731	(2.5)%	(10.8)%
Total interest-bearing transaction and savings accounts	6,440,261	6,719,531	7,228,558	(4.2)%	(10.9)%
Total core deposits	12,204,270	12,896,529	13,723,410	(5.4)%	(11.1)%
Interest-bearing certificates	949,932	723,530	800,364	31.3%	18.7%
Total deposits	$13,154,202	$13,620,059	$14,523,774	(3.4)%	(9.4)%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Mar 31, 2023		Dec 31, 2022	Mar 31, 2022	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,237,499	55.0%	$7,563,056	$8,067,253	(4.3)%	(10.3)%
Oregon	2,911,788	22.1%	2,998,572	3,140,393	(2.9)%	(7.3)%
California	2,309,174	17.6%	2,331,524	2,520,655	(1.0)%	(8.4)%
Idaho	695,741	5.3%	726,907	795,473	(4.3)%	(12.5)%
Total deposits	$13,154,202	100.0%	$13,620,059	$14,523,774	(3.4)%	(9.4)%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Public non-interest-bearing accounts	$177,913	$212,533	$189,907
Public interest-bearing transaction & savings accounts	183,924	180,326	165,692
Public interest-bearing certificates	26,857	26,810	37,689
Total public deposits	$388,694	$419,669	$393,288
Collateralized public deposits	$277,725	$304,244	$285,015

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
Number of deposit accounts	462,880	$471,140	$502,624
Average account balance per account	$28	$29	$29

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2023	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,805,467	14.45%	$999,704	8.00%	$1,249,630	10.00%
Tier 1 capital to risk-weighted assets	1,560,998	12.49%	749,778	6.00%	749,778	6.00%
Tier 1 leverage capital to average assets	1,560,998	9.96%	626,769	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,474,498	11.80%	562,334	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,712,629	13.71%	999,052	8.00%	1,248,815	10.00%
Tier 1 capital to risk-weighted assets	1,568,160	12.56%	749,289	6.00%	999,052	8.00%
Tier 1 leverage capital to average assets	1,568,160	10.01%	626,336	4.00%	782,921	5.00%
Common equity tier 1 capital to risk-weighted assets	1,568,160	12.56%	561,967	4.50%	811,730	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner's regulatory reports.

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Mar 31, 2023			Dec 31, 2022			Mar 31, 2022
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$52,657	$671	5.17%	$45,654	$527	4.58%	$130,221	$1,115	3.47%
Mortgage loans	8,267,386	106,900	5.24%	8,175,281	103,478	5.02%	7,347,662	81,032	4.47%
Commercial/agricultural loans	1,702,553	25,176	6.00%	1,742,517	24,727	5.63%	1,479,216	15,011	4.12%
SBA PPP loans	6,792	50	2.99%	9,347	224	9.51%	88,720	2,784	12.73%
Consumer and other loans	137,096	2,115	6.26%	140,801	2,125	5.99%	115,881	1,700	5.95%
Total loans(1)	10,166,484	134,912	5.38%	10,113,600	131,081	5.14%	9,161,700	101,642	4.50%
Mortgage-backed securities	3,093,860	19,123	2.51%	3,187,557	19,244	2.40%	2,975,263	14,235	1.94%
Other securities	1,404,355	15,095	4.36%	1,628,553	15,945	3.88%	1,573,834	8,429	2.17%
Interest-bearing deposits with banks	53,584	608	4.60%	245,538	2,126	3.44%	1,697,545	820	0.20%
FHLB stock	14,236	90	2.56%	10,773	76	2.80%	11,756	106	3.66%
Total investment securities	4,566,035	34,916	3.10%	5,072,421	37,391	2.92%	6,258,398	23,590	1.53%
Total interest-earning assets	14,732,519	169,828	4.68%	15,186,021	168,472	4.40%	15,420,098	125,232	3.29%
Non-interest-earning assets	921,217			927,585			1,372,182
Total assets	$15,653,736			$16,113,606			$16,792,280
Deposits:
Interest-bearing checking accounts	$1,779,664	906	0.21%	$1,818,907	566	0.12%	$1,958,824	273	0.06%
Savings accounts	2,615,173	1,884	0.29%	2,761,323	866	0.12%	2,816,774	354	0.05%
Money market accounts	2,167,138	3,799	0.71%	2,256,867	1,337	0.24%	2,390,621	506	0.09%
Certificates of deposit	810,821	2,655	1.33%	709,974	854	0.48%	825,028	953	0.47%
Total interest-bearing deposits	7,372,796	9,244	0.51%	7,547,071	3,623	0.19%	7,991,247	2,086	0.11%
Non-interest-bearing deposits	5,960,791	—	—%	6,402,297	—	—%	6,421,143	—	—%
Total deposits	13,333,587	9,244	0.28%	13,949,368	3,623	0.10%	14,412,390	2,086	0.06%
Other interest-bearing liabilities:
FHLB advances	105,984	1,264	4.84%	19,337	198	4.06%	42,222	291	2.80%
Other borrowings	229,459	381	0.67%	238,217	132	0.22%	266,148	84	0.13%
Junior subordinated debentures and subordinated notes	189,178	2,760	5.92%	189,178	2,534	5.31%	191,985	1,776	3.75%
Total borrowings	524,621	4,405	3.41%	446,732	2,864	2.54%	500,355	2,151	1.74%
Total funding liabilities	13,858,208	13,649	0.40%	14,396,100	6,487	0.18%	14,912,745	4,237	0.12%
Other non-interest-bearing liabilities(2)	293,205			292,480			225,953
Total liabilities	14,151,413			14,688,580			15,138,698
Shareholders’ equity	1,502,323			1,425,026			1,653,582
Total liabilities and shareholders’ equity	$15,653,736			$16,113,606			$16,792,280
Net interest income/rate spread (tax equivalent)		$156,179	4.28%		$161,985	4.22%		$120,995	3.17%
Net interest margin (tax equivalent)			4.30%			4.23%			3.18%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,867)			(2,914)			(2,341)
Net interest income and margin, as reported		$153,312	4.22%		$159,071	4.16%		$118,654	3.12%
Additional Key Financial Ratios:
Return on average assets			1.44%			1.34%			1.06%
Return on average equity			15.00%			15.14%			10.78%
Average equity/average assets			9.60%			8.84%			9.85%
Average interest-earning assets/average interest-bearing liabilities			186.55%			189.97%			181.59%
Average interest-earning assets/average funding liabilities			106.31%			105.49%			103.40%
Non-interest income/average assets			0.24%			0.32%			0.47%
Non-interest expense/average assets			2.45%			2.44%			2.20%
Efficiency ratio(4)			58.20%			57.52%			66.04%
Adjusted efficiency ratio(5)			54.23%			54.43%			62.09%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.7 million, $1.6 million and $1.3 million for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.2 million, $1.3 million and $1.0 million for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(4)Non-interest expense divided by the total of net interest income and non-interest income.
(5)Adjusted non-interest expense divided by adjusted revenue. Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income and total non-interest income) and the adjusted efficiency ratio (which excludes Banner Forward expenses, amortization of core deposit intangibles, real estate owned operations, loss on extinguishment of debt and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net interest income (GAAP)	$153,312	$159,071	$118,654
Non-interest income (GAAP)	9,277	13,070	19,427
Total revenue (GAAP)	162,589	172,141	138,081
Exclude net loss (gain) on sale of securities	7,252	3,721	(435)
Exclude net change in valuation of financial instruments carried at fair value	552	(157)	(49)
Adjusted revenue (non-GAAP)	$170,393	$175,705	$137,597

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Net income (GAAP)	$55,555	$54,380	$43,963
Exclude net loss (gain) on sale of securities	7,252	3,721	(435)
Exclude net change in valuation of financial instruments carried at fair value	552	(157)	(49)
Exclude Banner Forward expenses	143	838	2,465
Exclude loss on extinguishment of debt	—	—	793
Exclude related net tax (benefit) expense	(1,907)	(1,057)	(666)
Total adjusted earnings (non-GAAP)	$61,595	$57,725	$46,071

Diluted earnings per share (GAAP)	$1.61	$1.58	$1.27
Diluted adjusted earnings per share (non-GAAP)	$1.79	$1.68	$1.33

BANR - First Quarter 2023 Results
April 19, 2023

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Non-interest expense (GAAP)	$94,621	$99,013	$91,195
Exclude Banner Forward expenses	(143)	(838)	(2,465)
Exclude CDI amortization	(1,050)	(1,215)	(1,424)
Exclude state/municipal tax expense	(1,300)	(1,304)	(1,162)
Exclude REO operations	277	(28)	79
Exclude loss on extinguishment of debt	—	—	(793)
Adjusted non-interest expense (non-GAAP)	$92,405	$95,628	$85,430

Net interest income (GAAP)	$153,312	$159,071	$118,654
Non-interest income (GAAP)	9,277	13,070	19,427
Total revenue (GAAP)	162,589	172,141	138,081
Exclude net loss (gain) on sale of securities	7,252	3,721	(435)
Exclude net change in valuation of financial instruments carried at fair value	552	(157)	(49)
Adjusted revenue (non-GAAP)	$170,393	$175,705	$137,597

Efficiency ratio (GAAP)	58.20%	57.52%	66.04%
Adjusted efficiency ratio (non-GAAP)	54.23%	54.43%	62.09%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Shareholders’ equity (GAAP)	$1,531,695	$1,456,432	$1,563,780
Exclude goodwill and other intangible assets, net	381,511	382,561	386,552
Tangible common shareholders’ equity (non-GAAP)	$1,150,184	$1,073,871	$1,177,228

Total assets (GAAP)	$15,533,603	$15,833,431	$16,776,171
Exclude goodwill and other intangible assets, net	381,511	382,561	386,552
Total tangible assets (non-GAAP)	$15,152,092	$15,450,870	$16,389,619
Common shareholders’ equity to total assets (GAAP)	9.86%	9.20%	9.32%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	7.59%	6.95%	7.18%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,150,184	$1,073,871	$1,177,228
Common shares outstanding at end of period	34,308,540	34,194,018	34,372,784
Common shareholders’ equity (book value) per share (GAAP)	$44.64	$42.59	$45.49
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$33.52	$31.41	$34.25